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                                                                   Exhibit 10.59

                                October 14, 1999




Cole National Corporation
5915 Landerbrook Drive
Mayfield Heights, OH   44124

Gentlemen:

         This letter agreement (the "1999 Letter Agreement") supplements and amends in part the letter agreement of April 9, 1993 between me and Cole National Corporation (the "Company"), a copy of which is attached ("Salary Continuation Agreement"). I have discussed with Jeffrey Cole my desire to step down as Vice President and Controller of the Company. After discussion, we have mutually agreed to the following:

         1. I agree to remain as an employee of the Company through January 14, 2000 and will not commence employment with any future employer until after that date. Between the date hereof and the close of business on January 14, 2000, I will continue to serve at the discretion of the Board of Directors of the Company as the Vice President, Controller and Chief Accounting Officer of the Company and in such positions with the direct and indirect subsidiaries of the Company as I have on the date hereof. I agree to perform the responsibilities of such positions until such time as the Board of Directors of the Company or an authorized officer of the Company otherwise directs, but in no event later than January 14, 2000. My employment with the Company shall terminate at the close of business on January 14, 2000 and I hereby resign all positions with the Company and each of its subsidiaries effective as of the close of business on January 14, 2000 or such earlier date as may be requested by the Company notwithstanding that I will remain an employee of the Company until the close of business on January 14, 2000.

         2. In consideration of my performance of my agreement to remain an employee of the Company through the close of business on January 14, 2000 on the terms set forth in Section 1 above, you have agreed as follows:

                  a. Paragraph L of the Salary Continuation Agreement is amended and restated in its entirety to read as follows:

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                  "L. It is further understood and agreed that in the event my employment with the Company should be terminated (i) by the Company without cause prior to January 14, 2000 ("cause" for this purpose means gross neglect of duty, material breach of this Letter Agreement dated October 13, 1999 or of the Salary Continuation Agreement dated April 9, 1993, dishonesty, disloyalty, the inability to discharge my duties due to alcohol or drug addiction, or other misconduct inimitable to the best interests of the Company) or (ii) I have remained employed by the Company pursuant to and subject to the terms of Section 1 of the Letter Agreement dated October 13, 1999 until the close of business on January 14, 2000, I will receive, in full and complete settlement of any claims for compensation which I may have, a continuation of my annual base salary, in effect at the time of the termination of employment, for a period of up to twelve (12) months immediately following such termination, payable in accordance with the Company's payroll schedule; provided, however, that in the event I obtain employment during said twelve (12) month period (and upon obtaining such employment I will promptly notify the Company of same), the payment of any unpaid balance hereunder, effective as of the date of such new employment, shall be:

                  (x) cancelled if the annual base salary of my new employment equals or exceeds my annual base salary at the Company at the time of my termination; or

                  (y) reduced to the amount by which my annual base salary at the Company at the time of my termination exceeds the annual base salary of my new employment prorated on the basis of the time remaining in said twelve
                           (12) month period; or

                  (z) reduced by the amounts of any consulting or self-employment income earned or paid to me during such period.

                  I understand that I will not be entitled to any payments under this Agreement unless (i) my employment is terminated by the Company without cause prior to January 14, 2000 or (ii) I remain employed by the Company pursuant to and subject to the terms of Section 1 of the Letter Agreement dated October 13, 1999 until the close of business on January 14, 2000.

                  As used herein, "annual base salary of my new employment" shall equal the greater of (x) the actual annual base salary of my new employment or (y) the average annual base salary payable to persons holding comparable positions as I then do with my new employer with businesses comparable to my then-new employer.

                  It is the intent of this Paragraph L that I will be assured of the payment of an amount at least equal to my annual base salary at the time of my termination at the Company for a period of twelve (12) months following such termination as set forth in subparagraph (i) and (ii) above as applicable, whether through payments from the Company, my new employer, or consulting or self-employment income


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                  or a combination of payments from the Company and my new
                  employer and consulting and self-employment income. Promptly upon obtaining my new employment or consulting or self-employment, I will notify the Company of that fact and provide details concerning my new position and compensation or income. I further agree to use my best efforts to obtain suitable employment following such termination. I will not be entitled to any payments under any severance pay policy or practice of the Company in effect at any time and this Paragraph L shall be in lieu thereof."

                  b. The Company agrees to provide me with executive outplacement services from the vendor of my choice among the vendors made available by the Company until I first obtain employment after the term of my employment ends with the Company at the close of business on January 14, 2000 but in no event longer than twelve (12) months following such date. Preliminary consultations may begin earlier.

                  c. If I am receiving monies pursuant to Paragraph L of the Salary Continuation Agreement, the Company agrees that until April 1, 2000, I may continue to use the car the Company currently provides to me. I agree I will pay for the gas and routine maintenance. The Company will provide insurance as currently provided. It will be at the Company's discretion whether or not to make any major expenditures with respect to such car.

         3. In consideration of the Company's agreeing to the provisions of Section 2 of this Letter Agreement, I hereby agree as follows:

                  a. I agree to the provisions of Section 1 of this Letter Agreement.

                  b. I will keep confidential the terms of this Letter Agreement until it is made public by the Company in its SEC filings.

                  c. Unless required by law, I will not publicly comment in a manner adverse to the Company concerning the status, plans or prospects of the business of the Company or any matter involving the Company.

                  d. I will cooperate fully with the Company and the Company's counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or matters related to the period of my employment with the Company. This cooperation will include but not be limited to (i) making myself reasonably available for interviews and discussions with the Company's counsel as well as for depositions and trial testimony; (ii) if depositions or trial testimony are to occur, making myself reasonably available and cooperating in the preparation therefore as and to the extent that the Company or its counsel reasonably requests; and (iii) refraining from impeding the Company's prosecution or defense of such litigation or administrative proceeding. Further, at the request of the Chairman or

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                           President of the Company I will make myself
                           reasonably available for consultation and advice to employees of the Company and its subsidiaries at times and for periods that are mutually agreeable; it is understood that under normal circumstances the obligation under this sentence will be substantially performed within the first 18 months after termination. I understand that I will be reimbursed by the Company for my reasonable travel, lodging, long distance telephone and similar expenses, incurred in connection with such cooperation.

                  e. At the request of the Company, I will assist in the preparation of a job description for use in the Company's search for my successor and in the transition of my responsibilities to such person.

                  f. I will not receive any bonus with respect to the 1999 fiscal year of the Company.

                  g. In recognition of my voluntary resignation of my employment, all of my stock option grants from the Company will terminate on the last day of my employment.

                  h. My participation in the Executive Medical Expense Reimbursement Plan (MERP) and long-term disability plan will cease as to expenses incurred or events after January 14, 2000 or such earlier date as my employment should terminate. Any future crediting under any Supplemental Retirement Plan (SERP) of the Company will cease on January 14, 2000 or such earlier date as my employment should terminate. My participation in health, dental and life insurance programs, as well as the Company's 401(K) Plan, the 1999 Employee Stock Purchase Plan and the Deferred Compensation Plan for Executives and Other Senior Management shall continue through the end of the period in which I am receiving payments under Paragraph L of the Salary Continuation Agreement at the same cost to me as available to other employees generally. My participation in the Cole National Group Retirement Plan shall be governed by the terms of such plan.

                  i. I may use the name of the chief executive officer of the Company or his delegate as a reference in my employment search.

         4. In entering into this Letter Agreement, I acknowledge the confidentiality, non-solicitation and non-competition and other restrictions imposed on me by the remaining provisions of the Salary Continuation Agreement, and confirm that I understand that these restrictions and all other provisions of the Salary Continuation Agreement, except as specifically amended by this Letter Agreement, remain in full force and effect, without alteration. I represent that prior to signing this Letter Agreement, I have read, fully understand and voluntarily agree to the terms and conditions stated above, that I was not coerced to sign this Letter Agreement, that I was not under duress at the time I signed this Letter Agreement, and that, prior to signing this Letter Agreement, I had adequate


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                  time to consider its terms, including the opportunity should I have chosen to discuss this Letter Agreement and its legal consequences with an attorney of my choice.

         5. This Letter Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company.

                                    Very truly yours,

                                    /s/ Wayne L. Mosley

                                    Wayne L. Mosley



Agreed to and acknowledged as of the 14th day of October, 1999 in Mayfield Heights, Ohio.


COLE NATIONAL CORPORATION


By: /s/ Leslie D. Dunn
    -----------------------------------------
    Leslie D. Dunn,
    Sr. Vice President, General Counsel


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